Exhibit 10.1

[CANTEL MEDICAL CORP. LETTERHEAD]

To:                  All executive officers of Cantel Medical Corp. (the “Executives”)

Fr:                      Andrew A. Krakauer, President and CEO

Re:                   Severance Agreements

Date:        October 25, 2010

On October 21, 2010, at a meeting of the Board of Directors of Cantel Medical Inc. (the “Company”), the Board, upon the recommendation of the Compensation Committee of the Board of Directors, approved an amendment to the Severance Agreements dated January 1, 2010 between the Company (or Company subsidiary) and each of the Executives (the “Severance Agreement(s)”) to provide for automatic, accelerated vesting of all outstanding options/restricted stock held by the Executive upon termination of his employment by the Company (or subsidiary) without cause.

Therefore, effective as of October 21, 2010, Section 4(e) of each Severance Agreement is amended by deleting said section and replacing it with the following:

“(e) In the event such termination occurs prior to the full vesting of stock options and restricted stock held by the participant (i.e., the options becoming exercisable in their entirety and the restricted stock ceasing to have any risks of forfeiture), then, effective as of the Termination Date, vesting of stock options will automatically accelerate in full and all restrictions of restricted stock Awards will automatically lapse.”

Please sign and return a copy of this letter to acknowledge your receipt of this memorandum and attach this memorandum to your Severance Agreement.

Sincerely,

Andrew A. Krakauer

President and CEO

ACKNOWLEDGED:

Name:
Date: